AMENDMENT NO. 2 TO
ATM EQUITY OFFERING SALES AGREEMENT

DATED MAY 31, 2019
among

ACADIA REALTY TRUST,

ACADIA REALTY LIMITED PARTNERSHIP

and

BofA Securities, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Jefferies LLC

TRUIST SECURITIES, Inc.

Wells Fargo Securities, LLC

Dated as of July 29, 2021

AMENDMENT NO. 2 TO ATM EQUITY OFFERING SALES AGREEMENT

AMENDMENT NO. 2, dated as of the 29th day of July, 2021 (the “Amendment No. 2”), by and among Acadia Realty Trust, a Maryland real estate investment trust (the “Company”), Acadia Realty Limited Partnership, a Delaware limited partnership (the “Partnership”), BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc. (in its capacity as forward seller, acting as agent for Citibank, N.A.), Goldman Sachs & Co. LLC, Jefferies LLC, Truist Securities, Inc. (formerly known as SunTrust Robinson Humphrey, Inc.) and Wells Fargo Securities, LLC, each as sales agent, principal and/or forward seller to that certain ATM Equity Offering Sales Agreement, dated May 31, 2019, as amended by the amendment dated March 18, 2021 (the “Agreement”).

W I T N E S S E T H:

WHEREAS, the Company, the Partnership, J.P. Morgan Securities LLC and the agents party to the Agreement wish to amend the Agreement as set forth herein, with effect on and after July 29, 2021; and

WHEREAS, this Amendment No. 2 shall constitute an amendment to the Agreement, which shall remain in full force and effect as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual agreement to amend the Agreement, the parties hereto, intending legally to be bound, hereby amend and modify the Agreement as of the date hereof as follows:

Section 1.Definitions.

Unless otherwise specified herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

Section 2.Representation and Warranty.

(a)Each of the Company and the Partnership, jointly and severally, represent and warrant to the Agents that this Amendment No. 2 has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company and the Partnership.

Section 3.Amendment of the Agreement.

The Agreement is amended as follows:

(a)As of the date hereof, J.P. Morgan Securities LLC is added as a party to the Agreement and included within the defined term “Agents” contained in the Agreement for all purposes hereunder and under the Distribution Agreement.

(b)As of the date hereof, the first sentence of the first paragraph of the Agreement is hereby deleted and replaced with the following:

Acadia Realty Trust, a Maryland real estate investment trust (the “Company”), confirms its agreement with BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc. (in its capacity as forward seller, acting as agent for Citibank, N.A.), Goldman Sachs & Co. LLC, Jefferies LLC, J.P. Morgan Securities LLC,  SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, each as sales agent, principal and/or (except in the case of  SunTrust Robinson Humphrey, Inc.) forward seller (in such capacity, each an “Agent,” and together, the “Agents”), and Bank of America, N.A., Barclays Bank PLC, Citibank, N.A.,

Goldman Sachs & Co. LLC, Jefferies LLC, JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association, each as forward purchaser (in such capacity, each a “Forward Purchaser,” and together, the “Forward Purchasers”). For purposes of clarity, it is understood and agreed by the parties hereto that, if Shares (as defined below) are offered or sold through any Agent acting as forward seller for the applicable Forward Purchaser, then such Agent, as forward seller, shall be acting solely in its capacity as sales agent for such Forward Purchaser and not as sales agent for the Company with respect to the offering and sale of such Shares, and, except in cases where this Agreement (as defined below) expressly refers to an Agent acting as sales agent for the Company or unless otherwise expressly stated or the context otherwise requires, references in this Agreement to any Agent acting as sales agent shall also be deemed to apply to such Agent when acting as forward seller, mutatis mutandis; provided that SunTrust Robinson Humphrey, Inc. is not acting as forward seller. It is also understood and agreed by the parties hereto that, if Shares are offered or sold through any Agent acting as sales agent for the Company, then such Agent shall be acting solely in its capacity as sales agent for the Company, and not as sales agent for any Forward Purchaser, with respect to the offering and sale of such Shares.

(c)As of the date hereof, the following information is hereby added to Section 13 of the Agreement:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Facsimile: 1-866-886-4506

Attention:  Corporate Derivatives Marketing

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Facsimile: 1-866-886-4506

Attention: EDG Marketing Support

(d)As of the date hereof, Section 2(d) of the Agreement is hereby deleted and replaced with the following:

The gross sales price of any Shares sold pursuant to this Agreement by the Agent acting as sales agent or as forward seller, or directly to an Agent acting as principal, shall be the market price prevailing at the time of sale for shares of the Company’s Common Shares sold by such Agent on the NYSE or otherwise, at prices relating to prevailing market prices or at negotiated prices multiplied by the number of Shares sold.  In connection with sales pursuant to Section 2(a)(1) of this Agreement, the compensation payable to the Agents for sales of Shares with respect to which an Agent acts as sales agent for the Company shall be at a mutually agreed rate, not to exceed 2.0% of the gross sales price (the “Gross Proceeds”) of the Shares sold by such Agent pursuant to this Agreement.  In connection with sales pursuant to Section 2(a)(2) of this Agreement, the compensation payable to such Agent for sales of Shares with respect to which the Agent acts as forward seller on behalf of the Forward Purchaser will not exceed 2.0% of the Gross Proceeds and the applicable Confirmation and shall be paid by the Company through the “Initial Forward Price” under the applicable Confirmation.  The Company may sell Shares to the Agents as principal at a price agreed upon at the relevant Applicable Time and pursuant to a separate Terms Agreement.  The remaining proceeds, after further deduction for any transaction fees, transfer taxes or similar taxes or fees imposed by any governmental, regulatory or self-regulatory organization in respect of such sales, shall constitute the net proceeds to the Company or a Forward Purchaser, as applicable, for such Shares (the “Net Proceeds”).  The Agents shall notify the Company as promptly as practicable if any deduction referenced in the preceding sentence will be required.  Notwithstanding the foregoing, in the event the Company engages the Agents for a sale of Shares that would constitute a “distribution,” within the meaning of Rule 100 of Regulation M under the Exchange Act, the Company and the Agents will agree to compensation that is customary for the Agent with respect to such transactions.

Section 5. Governing Law. THIS AMENDMENT NO. 2, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AMENDMENT NO. 2, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

Section 6.Entire Agreement. This Amendment No. 2 and the Agreement as further amended hereby contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. Except as further amended hereby, all of the terms of the Agreement shall remain in full force and effect and are hereby confirmed in all respects.

Section 7.Execution in Counterparts. This Amendment No. 2 may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. This Agreement may be delivered by any party by facsimile or other electronic transmission. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment or the Distribution Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. This Amendment No. 2 shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Agents and the Company in accordance with its terms.

Very truly yours,

ACADIA REALTY TRUST

By:/s/Jason Blacksberg

Name: Jason Blacksberg

Title:Senior Vice President

ACADIA REALTY LIMITED PARTNERSHIP

By: ACADIA REALTY TRUST

Its sole general partner

By:/s/Jason Blacksberg

Name: Jason Blacksberg

Title:Senior Vice President

Amendment No. 2 to ATM Sales Agreement

Accepted as of the date hereof:

BOFA SECURITIES, INC.	BARCLAYS CAPITAL INC.
By: /s/ Jeffrey D. Horowitz Name: Jeffrey D. Horowitz Title: Managing Director	By: /s/ Nicholas Cunningham Name: Nicholas Cunningham Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.	GOLDMAN SACHS & CO. LLC
By: /s/ Kase Lawal Name: Kase Lawal Title: VP	By: /s/ Ryan Cunn Name: Ryan Cunn Title: Managing Director

JEFFERIES LLC	J.P. MORGAN SECURITIES LLC
By: /s/ Josh Fuller Name: Josh Fuller Title: Managing Director	By: /s/ Stephanie Little Name: Stephanie Little Title: Executive Director

TRUIST SECURITIES, INC. (FORMERLY KNOWN AS SUNTRUST ROBINSON HUMPHREY, INC.)	WELLS FARGO SECURITIES, LLC
By: /s/ Keith Carpenter Name: Keith Carpenter Title: Director	By: /s/ Scott Martin Name: Scott Martin Title: Vice President